As filed with the Securities and Exchange Commission on June 30, 2006.
Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MATRIX BANCORP, INC. (Exact name of registrant as specified in its charter)

Colorado	84-1233716
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

700 17th Street, Suite 2100 Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

2006 EMPLOYEE STOCK OPTION PLAN
(Full title of the plan)

Theodore J. Abariotes	With a copy to:
Senior Vice President and General Counsel	S. Lee Terry, Jr., Esq.
700 17th Street, Suite 2100	Davis Graham & Stubbs LLP
Denver, CO 80202	1550 17th Street, Suite 500
Denver, CO 80202
(Name and address of agent for service)

(303) 595-9898	(303) 892-9400
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common Stock ($.0001 par value per share)	107,143	$23.92	$2,562,860.56	$275

Notes:

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
Pursuant to Rule 457(h)(1), the price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on June 26, 2006 as quoted on NASDAQ.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

Matrix Bancorp, Inc., a Colorado corporation (referred to in the document as “us,” “we,” “the Company” or similar terms), hereby states that the following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated or deemed to be incorporated in this Registration Statement by reference as of their date of filing with the Commission:

(a) Our Annual Report on Form 10-K for the calendar year ended December 31, 2005, filed on March 15, 2006;

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed May 11, 2006;

(c) Our Current Reports on Form 8-K filed on February 1, 2006, March 14, 2006, March 20, 2006, April 6, 2006, April 19, 2006, April 24, 2006, May 1, 2006, May 10, 2006, May 11, 2006 and June 21, 2006;

(d) Our Definitive Proxy Statement filed on April 28, 2006; and

(e) The description of our common stock contained in our registration statement on Form S-1 (File No. 333-79731) filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on October 26, 2001.

All other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Colorado law generally permits a corporation to provide indemnification if the individual: (1) acted in good faith; and (ii) reasonably believed that, in the case of conduct in an official capacity, such conduct was in the corporation’s best interests and, in all other cases, that such conduct was at least not opposed to the corporation’s best interest. In the event a director, officer or employee is made a party or threatened to be made a party by reason of service as a director, officer or employee of our Company, or by reason of service as a director, officer, employee or agent of another entity at our request, Colorado law permits a corporation to indemnify that individual against expenses, including attorneys’ fee, actually and reasonably incurred by the person in connection with the defense or settlement of the action. In a criminal proceeding, the person must have had no reasonable cause to believe the person’s conduct was unlawful. Under Colorado law, a corporation may not provide indemnification in connection a proceeding by or in the right of the corporation if the individual is adjudged to be liable to the corporation, or, in connection with any proceeding by or in the right of the corporation if the individual is adjudged to be liable to the corporation, or, in connection with any other proceeding, if the individual is adjudged liable on the basis that he or she derived an improper personal benefit.

Our articles of incorporation and bylaws provide that we are required to indemnify our directors, officers and employees to the fullest extent permitted by Colorado law, including those circumstances in which indemnification would otherwise be discretionary. We also adopted in our articles of incorporation a provision under Colorado law that limits liability of directors for damages arising from a breach of fiduciary duty as directors, except to the extent that such liability arises from a breach of duty of loyalty, acts or omissions not in good faith or which invoke intentional misconduct or a knowing violation of law, or any transaction from which the director derived an improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

Exhibit No.	Description

4.1	2006 Employee Stock Option Plan incorporated by reference to Appendix IV of the Proxy Statement filed by the Company for the Annual Meeting of Shareholders held on June 15, 2006
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of KPMG LLP
23.3	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

ITEM 9.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 30, 2006.

MATRIX BANCORP, INC.

By:	/s/ Scot T. Wetzel
Scot T. Wetzel, President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ William D. Snider
William D. Snider
Chief Financial Officer (Principal Financial Officer)

By:	/s/ Benjamin C. Hirsh
Benjamin C. Hirsh
Chief Accounting Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/Scot T. Wetzel	President, Chief Executive Officer and a Director (Principal Executive Officer)	June 30, 2006
Scot T. Wetzel

/s/Guy A. Gibson	Chairman of the Board	June 30, 2006
Guy A. Gibson

/s/Robert T. Slezak	Director	June 30, 2006
Robert T. Slezak

	Director	June __, 2006
Lester Ravitz

/s/James H. Bullock	Director	June 30, 2006
Dr. James Bullock

EXHIBIT INDEX

5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of KPMG LLP